EXHIBIT 23.1

ACCOUNTANTS’ CONSENT

The Board of Directors

Bankrate, Inc.:

We consent to incorporation by reference in the registration statement (No. 333- 87955) on Form S-8 and in the registration statement (No. 333-111005) on Form S-3 of Bankrate, Inc. of our report dated January 30, 2004, relating to the balance sheets of Bankrate, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Bankrate, Inc.

/s/ KPMG LLP

West Palm Beach, Florida

March 15, 2004